AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

            AGREEMENT made as of July 1, 2014, between TEMPLETON GROWTH FUND, INC., a corporation organized under the laws of the State of Maryland (hereinafter referred to as the "Fund"), and TEMPLETON GLOBAL ADVISORS LIMITED  (hereinafter referred to as the "Investment Manager”), and amends and restates the prior Investment Management Agreement between the Fund and the Manager dated as of October 30, 1992 and amended and restated as of December 21, 1995, and further amended as of June 1, 2004, July 1, 2006 and August 1, 2007.

            In consideration of the mutual agreements herein made, the Fund and the Investment Manager understand and agree as follows:

            (1)       The Investment Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund's assets, to administer its affairs, and to provide or procure, as applicable, the administrative and other services described in Section (3) of this Agreement, as may be supplemented from time to time, consistent with the provisions of the Fund's Articles of Incorporation and the investment policies adopted and declared by the Fund's Board of Directors.  In pursuance of the foregoing, the Investment Manager shall make all determinations with respect to the investment and reinvestment of the Fund's assets and the purchase and sale of its investment securities, and shall take all such steps as may be necessary to implement those determinations.  It is understood that all investment acts of the Investment Manager in performing this Agreement are performed by it outside the United States.

            (2)       The Investment Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of the Fund's portfolio transactions consistent with the Fund's brokerage policy and, when applicable, the negotiation of commissions in connection therewith.

            All decisions and placements shall be made in accordance with the following principles:

(A)      Purchase and sale orders will usually be placed with brokers which are selected by the Investment Manager as able to achieve "best execution" of such orders.  "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth.  The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is executed, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker.  Such considerations are judgmental and are weighed by the Investment Manager in determining the overall reasonableness of brokerage commissions.

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(B)       In selecting brokers for portfolio transactions, the Investment Manager shall take into account its past experience as to brokers qualified to achieve "best execution", including brokers who specialize in any foreign securities held by the Fund.

(C)       The Investment Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act") for the Fund and/or other accounts, if any, for which the Investment Manager exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion.  In reaching such determination, the Investment Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services.  In demonstrating that such determinations were made in good faith, the Investment Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Fund's brokerage policy; that the research services provide lawful and appropriate assistance to the Investment Manager in the performance of its investment decision-making responsibilities, and that the commissions were within a reasonable range.  Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Fund's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness, and frequency of research studies which are provided for the Investment Manager are useful to the Investment Manager in performing its advisory services under its Agreement.  Research services provided by brokers to the Investment Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Investment Manager under this Agreement.  Research furnished by brokers through which the Fund effects securities transactions may be used by the Investment Manager for any of its accounts, and not all such research may be used by the Investment Manager for the Fund.  When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

(D)      Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Investment Manager, better prices and execution may be obtained on a commission basis or from other sources.

(3)       The Investment Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Fund to the extent that any such services are not otherwise provided by any other service provider to the Fund:  (a) providing office space, equipment and supplies appropriate for the effective administration of the Fund as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

            (4)       The Fund agrees to pay to the Investment Manager a monthly fee in dollars, at the annual rate of the Fund’s daily net assets, as listed below, payable at the end of each calendar month:

0.780% up to and including $200 million;

0.765% over $200 million, up to and including $700 million;

0.730% over $700 million, up to and including $1 billion;

0.715% over $1 billion, up to and including $1.2 billion;

0.690% over $1.2 billion, up to and including $5 billion;

0.675% over $5 billion, up to and including $10 billion;

0.655% over $10 billion, up to and including $15 billion;

0.635% over $15 billion, up to and including $20 billion;

0.615% over $20 billion, up to and including $25 billion;

0.605% over $25 billion, up to and including $30 billion;

0.595% over $30 billion, up to and including $35 billion;

0.585% over $35 billion, up to and including $40 billion;

0.575% over $40 billion, up to and including $45 billion; and

0.565% in excess of $45 billion.

            (5)       The Investment Manager may, at its expense, delegate to one or more entities some or all of the services for the Fund set forth in Section (3) of this Agreement for which the Investment Manager is responsible under this Agreement.  The Investment Manager will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Investment Manager will continue to have responsibility and liability for all such services provided to the Fund under this Agreement and will supervise each delegate in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

            (6)       In performing the services set forth in this Agreement, the Investment Manager:

                        (A)      shall conform with the Investment Company Act of 1940 (the “1940 Act”) and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Fund’s Board of Directors, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

                        (b)       will make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Investment Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

            (7)       This Agreement shall be effective as of the date first written above and shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund's Board of Directors as a whole.

            (8)       Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party, provided that termination by the Fund is approved by vote of a majority of the Fund's Board of Directors in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

            (9)       This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

            (10)     In the event this Agreement is terminated and the Investment Manager no longer acts as Investment Manager to the Fund, the Investment Manager reserves the right to withdraw from the Fund the use of the name "Templeton" or any name misleadingly implying a continuing relationship between the Fund and the Investment Manager or any of its affiliates.

            (11)     Except as may otherwise be provided by the 1940 Act, neither the Investment Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Investment Manager of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Investment Manager's part or by reason of reckless disregard of the Investment Manager's duties under this Agreement.  It is hereby understood and acknowledged by the Fund that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Investment Manager.  It is further understood and acknowledged by the Fund  that investment decisions made on behalf of the Fund by the Investment Manager are subject to a variety of factors which may affect the values and income generated by the Fund's portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Investment Manager will not always be profitable or prove to have been correct.

            (12)     It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others.  When the Investment Manager determines to buy or sell the same security for the Fund that the Investment Manager or one or more of its affiliates has selected for clients of the Investment Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Investment Manager, with approval by the Fund's Board of Directors, to be impartial and fair.

            (13)     This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed as being inconsistent with applicable  Federal and state securities laws and any rules, regulations and orders thereunder.

            (14)     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

            (15)     Nothing herein shall be construed as constituting the Investment Manager an agent of the Fund.

                        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

TEMPLETON GROWTH FUND, INC.

By: /s/LORI A. WEBER

Lori A. Weber

Title:   Vice President and Secretary

TEMPLETON GLOBAL ADVISORS LIMITED

By: /s/CYNTHIA L. SWEETING

Cynthia L. Sweeting

Title:   Chairman